EXHIBIT 23

Verizon New York Inc.

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-74576) of Verizon New York Inc. of our report dated January 29, 2003, with respect to the consolidated financial statements and the financial statement schedule of Verizon New York Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

New York, New York

March 14, 2003